Exhibit 99.1

We have recently initiated two separate human abuse potential studies, REL-1017-120 and REL-1017-124, using 100 mg oral ketamine and 40 mg oral oxycodone as positive controls, respectively.

While the oxycodone study is advancing as planned and is expected to generate top line data in the second quarter of 2021, the ketamine study, due to the suspected inadequacy of the active control in the trial, 100 mg of ketamine delivered orally, has been terminated early.

No safety signal and no psychotomimetic symptoms (delusions and/or delirium, hallucinations) were observed in any of the 5 arms of the REL-1017-120 study, including the three tested dose levels of Rel-1017.

As part of data monitoring for the REL-1017-120 study, we analyzed the blinded data of completers from approximately 20% of the planned trial enrollment and observed that a substantial number of subjects discerned no difference between the test doses in the study (100 mg ketamine; 25 mg, 75 mg and 150 mg of Rel-1017 and placebo, all given orally). None of the tested drug arms in these subjects separated from the placebo range (subjects rate test doses on a likability scale ranging from 0 to 100 with 0 implying large dislike, 40 to 60 implying neither like or dislike (placebo range) and 100 implying large likability). Failure of the active control (100 mg oral ketamine) to separate from placebo invalidates this study design.

Within the next 4 weeks, we plan to submit to the FDA a new study design proposing a different active control to enable the trial to meet its objective of assessing the abuse potential of Rel-1017. Alternate routes of administration of ketamine have shown improved bioavailability relative to oral ketamine. As a result, it is our intention to investigate intranasal or intravenous administration in the revised protocol. Our expectation is that we will be able to resume this portion of the Human Abuse Potential Program in the second quarter of this year.